 Exhibit 10.2

Executive Termination Policy

Scope

This policy is designed to cover a limited number of QAD Inc. (Company) Executives (Executives) whose positions and titles are defined as Company President, Chief Executive Officer, Chief Financial Officer, and Executive Vice President; and for those Vice Presidents and other individuals as are specifically approved by the Compensation Committee of the Board (Compensation Committee) as eligible for inclusion under this policy.  Only those Executives who are specifically selected by the Compensation Committee shall be eligible for benefits under this policy.

All Executive terminations will follow the conditions set forth in this Policy, except for terms and conditions in individually negotiated, written agreements as approved by the Board.

For newly hired Executives, there is a six (6) month waiting period from date of hire to receive benefits under this policy.

Purpose

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Company’s Executives, notwithstanding the possibility, threat or occurrence of Termination of Employment (Termination) for reasons other than for Cause or Change in Control.  Therefore, this policy is intended to provide a structured and predefined approach to the treatment of a limited number of Executives in connection with the Termination of an Executive.

Key Objectives

•	Keep the Executive Management team focused on the business rather than on their personal financial security
•	Bridge the unemployment gap

Requirements

Participation in the Termination Benefits (Benefits) of this Policy is strictly regulated by approval of the Executive’s inclusion under this Policy, as noted within Compensation Committee minutes.

Benefits become payable to an Executive after an Executive is Terminated and Company receives, not later than 45 days following such Termination, a signed Separation Agreement and Release of All Claims (Agreement) by the Executive Terminated from Company employment.

Definitions:

“Agreement” - Separation Agreement and Release of All Claims

Shall mean a formal document approved by QAD’s General Counsel.  The Agreement shall be approved and signed by the Vice President of Human Resources or designated Company Officer.

Termination of Employment

Shall mean any termination or purported termination of the employment of Executive that is initiated by the Company which is not effected according to the requirements of a Notice of Termination for “Cause” and does not occur within 18 months following a “Change in Control” as defined for purposes of the Company’s Change in Control Policy.  For purposes of this Policy, the effective date of any Termination (as defined herein) shall be the date on which the Executive has a “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

Terminated for “Cause”

“Cause” shall mean (a) the Executive is convicted of a felony involving property of the Company, or (b) the Executive, in carrying out the Executive’s duties under any and all Company Policies, is guilty of willful refusal to perform, or willful neglect of, the Executive’s duties.  In the event that Executive’s employment with the Company is terminated for Cause, Executive shall receive Executive’s full base salary as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given.  Following payment of the salary amount, the Company shall have no further obligations to Executive.

Two (2) Tiered Benefits Structure for Executive Termination

The Company will make a lump sum payment based on the Compensation Base as defined below, to Executive 60 days after the date of Termination, provided that the Company has timely received a signed Agreement within 45 days of the Executive’s date of Termination.

•	Compensation Base is defined as an Executive’s highest fiscal year base salary in effect within two years prior to the Executive’s Termination

Tier #1 Benefits Structure:

•	Participation: Included in this Tier are the following Company Executives

1.	Chief Executive Officer
2.	President
3.	Chief Financial Officer
4.	Executives with Position Title of Executive Vice President

•	Benefits:

•	Six (6) months of Compensation Base
•	Six (6) months of COBRA payments or similar regional heath coverage

Tier #2 Benefits Structure:

•
Participation: All employees not identified and included in the Tier 1 structure above, must be expressly approved by the Compensation Committee in order to receive Benefits under this Policy, as noted within Compensation Committee minutes.

•	Benefits:

•	Six (6) months of Compensation Base
•	Six (6) months of COBRA payments or similar regional heath coverage

Compliance with Section 409A

•
It is intended that lump sum payments to be made under this Policy will, be paid within the “short-term deferral period” (as defined for purposes of Section 409A), and each such payment shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  It is intended that COBRA payments and other health coverage provided under this Policy qualify as separation pay plan medical benefits within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(v)(B), and this Policy shall be interpreted and administered accordingly.

•
If a payment under this policy is made to an Executive upon his or her separation from service while he or she is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1) after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12 that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 30 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 30 days after the appointment of the personal representative or executor of the Executive’s estate following his death.  During the 6-month delay period, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.  Accordingly, subject to the requirements of Section 409A of the Code, an Executive may not receive his or her Change in Control Benefits payment until 6 months after separation from service.

•
This Policy is intended to comply with the provisions of Section 409A, and, to the extent practicable, this Policy shall be construed in accordance therewith. However, the Company does not guarantee any particular tax effect to Executive.  The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

Right to Terminate Employment

Nothing in this Policy shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge Executive at any time for any reason whatsoever with or without Cause.